CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CMS Bancorp, Inc.

We consent to incorporation by reference in Registration Statement No. 333-147729 on Form S-8 of CMS Bancorp, Inc. of our report dated November 30, 2007, relating to the consolidated statements of financial condition of CMS Bancorp, Inc. and Subsidiary as of September 30, 2007 and 2006, and the related consolidated statements of operation, changes in stockholders’ equity and cash flows for the years then ended, which report appears in the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2007.

Beard Miller Company LLP

Pine Brook, New Jersey

December 27, 2007